UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2007

PETRO RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-132596	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5100 Westheimer, Suite 200 Houston, Texas 77056
(Address of principal executive offices)

(713) 968-9282
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry Into a Material Definitive Agreement
Item 3.02  Unregistered Sales of Equity Securities
Item 7.01  Regulation FD Disclosure

On April 3, 2007, Petro Resources Corporation (the “Company”) completed the sale of 2,240,467 shares of its Series A Preferred Stock to two funds managed by Touradji Capital Management, LP (the “Touradji Funds”) in consideration of the Touradji Funds’(i) payment of $2 million; (ii) return of 1,537,800 shares of the Company’s common stock (“Consideration Shares”), with a deemed value of $4,613,400 (or $3.00 per common share), to the Company for cancellation; and (iii) the return of 160,000 common stock purchase warrants (“Consideration Warrants”) to the Company for cancellation.

In the first quarter of 2006, the Touradji Funds had participated in the Company’s 2006 private placement in which they purchased 400,000 units at $10 per unit. Each unit consisted of four shares of the Company’s common stock and one warrant to purchase an additional share of common stock at an exercise price of $3.00 per share over a five year period. The Consideration Shares and Consideration Warrants represent all common shares and 160,000 of the 400,000 warrants acquired by the Touradji Funds in the 2006 private placement, except for 62,200 common shares previously disposed of by the Touradji Funds.

Pursuant to a Certificate of Designations filed with the Delaware Secretary of State on March 30, 2007, the Series A Preferred Stock is issued at a stated value of $3.00 per share (“Stated Value”) and is convertible into shares of the Company’s common stock at any time at a conversion price of $4.50 per share. For example, each share of Series A Preferred Stock is convertible into approximately .67 share of common stock. Both the Stated Value and conversion price are subject to adjustment in the event of any stock splits, dividends, combinations or the like affecting the Series A Preferred Stock or common stock, or any fundamental transactions. Each share of Series A Preferred Stock is entitled to dividends on the Stated Value at the rate of 10% per annum, provided that the dividend rate shall increase to 15% on April 3, 2008. Dividends are payable quarterly in cash or, at the Company’s option, in shares of Series A Preferred Stock at the Stated Value. The Series A Preferred Stock is entitled to vote with the common stock on an as converted basis. In the event of the liquidation of the Company, each outstanding share of Series A Preferred Stock shall be entitled to a liquidation payment in the amount equal to the greater of (x) the Stated Value, plus any accrued and unpaid dividends, and (y) the amount payable per share of common stock which a holder of Series A Preferred Stock would have received if such holder had converted to common stock immediately prior to the liquidation event, plus any accrued and unpaid dividends. The Company is required to redeem all outstanding shares of Series A Preferred Stock on October 2, 2008 at a redemption price equal to the Stated Value, plus any accrued and unpaid dividends. The Company has the option to redeem the Series A Preferred Stock at any time, subject to 30 days prior written notice, at the same redemption price.

The shares of Series A Preferred Stock were sold to the Touradji Funds pursuant to a Securities Purchase Agreement dated as of April 3, 2007. The Securities Purchase Agreement includes customary representations, warranties, and covenants by the Company and the Touradji Funds, and an indemnity from the Company. In connection with the closing of the transactions under the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Touradji Funds. The Registration Rights Agreement requires the Company to use its reasonable best efforts to file a registration statement with the SEC by April 30, 2007 for purposes of registering the resale of the shares of the Company’s common stock underlying the Series A Preferred Stock sold to the Touradji Funds, including all shares that are issued, or may be issued, upon exercise of the remaining warrants held by the funds.

The securities were issued pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

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Item 9.01  Financial Statements and Exhibits

(c)  The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing
10.1	Securities Purchase Agreement dated April 3, 2007	Filed electronically herewith
10.2	Registration Rights Agreement dated April 3, 2007	Filed electronically herewith
10.3	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock	Filed electronically herewith

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SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

PETRO RESOURCES CORPORATION

Date: April 4, 2007	/s/ Wayne P. Hall
Wayne P. Hall,
Chief Executive Officer

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